Exhibit 99.1

                       Digital Recorders, Inc. Announces
           Fourth Quarter 2004 and Fiscal Year 2004 Financial Results


    DALLAS--(BUSINESS WIRE)--April 1, 2005--Digital Recorders, Inc. (DRI) (Nasdaq:TBUS), a market leader in transit, transportation, and law enforcement digital communications and audio enhancement systems, announced today its revenues increased 24.1 percent and 8.5 percent for fourth quarter and fiscal year 2004, respectively, over the same periods for the previous year.
    "Year-over-year revenue growth improved for the year, re-establishing patterns in the range of those existing prior to 2003. However, we incurred a significant loss in fourth quarter and fiscal year 2004, including non-cash charges related to inventory reserves and a deferred tax valuation allowance. The net loss was $3.2 million in 2004, compared to a net loss of $1.3 million in 2003. Excluding the non-cash charges in both years, the net loss would have been $600 thousand in 2004, compared to a net loss of $700 thousand last year.
In our opinion, the lack of passage of reauthorization legislation to provide long-term federal funding to the U.S. transit industry had a negative effect on fourth quarter and year 2004 revenue," David L. Turney, the Company's Chairman, Chief Executive Officer, and
President, said.
    The Company filed its Form 10-K with the Securities and Exchange Commission on April 1, 2005.

    Fourth Quarter 2004 Results

    For the quarter ended Dec. 31, 2004, revenues increased to $12.4 million and the net loss to common shareholders was $2.8 million, or $0.40 per share. This compares to revenues of $10.0 million and a net loss of $2.3 million, or $0.60 per share, for the same period in 2003. These amounts are after preferred stock dividends of $53 thousand in fourth quarter 2004 and $74 thousand in fourth quarter 2003. The 2004 loss included $1.3 million related to inventory reserves and $101 thousand related to a deferred tax valuation allowance.
    Weighted-average shares outstanding for fourth quarter 2004 were
9.5 million, compared to 3.9 million a year ago, an increase of 141 percent resulting primarily from the two previously announced private equity placements in 2004.

    Fiscal Year 2004 Results

    For the 12 months ended Dec. 31, 2004, revenues were $47.8 million, compared to $44.0 million posted in 2003. The 2004 net loss to common shareholders was $3.5 million, or $0.49 per share. This compares to a net loss of $2.2 million, or $0.58 per share, for the same period in 2003. These amounts are after preferred stock dividends of $284 thousand in 2004 and $227 thousand in 2003, and a beneficial conversion charge of $703 thousand in 2003.
    Weighted-average shares outstanding for the year ending Dec. 31, 2004, were 7.1 million, compared to 3.9 million a year ago, an increase of 85 percent resulting primarily from the previously announced equity placements.
    At Dec. 31, 2004, the Company had $7.9 million in working capital and $23.6 million in shareholders' equity. This compares to $2.5 million in working capital and $11.2 million in shareholders' equity at Dec. 31, 2003.

    Outlook

    "A preliminary review of first quarter 2005 indicates that results will be below our expectations primarily due to customer-requested order delays; this will create a loss for the quarter. However, we anticipate the delivery of those orders in second quarter 2005," Mr. Turney said.
    In 2005, according to Mr. Turney, the Company plans to: (1) launch several additional products and services, including some that have specific security-related features and benefits for transit industry customers; (2) introduce new served markets in the U.S. and abroad;
(3) intensify sales and marketing efforts in existing served markets; and (4) continue exploring acquisition and strategic alliance opportunities to further accelerate long-term growth.
    "When coupled with the anticipated favorable outcome of the reauthorization of the Transportation Equity Act: A Legacy for Users (TEA-LU, H.R. 3), we believe our new products and services and intensified sales and marketing efforts may position the Company to attain $55 million to $60 million-plus annualized run rate revenue over the next 18 months to 24 months. At that level of revenue, we expect profitability. Frankly, I am both optimistic and excited about what I see in the long term for DRI. The disruptions of the uncertainties over legislation, which have not yet been eliminated and may be with us for several more months, appear to be diminishing. This, plus our new products and acceptance of our new developments in the market, cause me to be optimistic. We will have period-over-period issues given the uneven nature of our contract-oriented business, but in the longer term, I expect to see positive trends and indications," Mr. Turney said.

    News Highlights and Updates

    Following are some of the Company's more significant news highlights, as well as updates (where appropriate). Refer to our prior press releases or our public filings with the Securities and Exchange Commission for additional details of each event.

    -- In March 2005, the Company announced it is encouraged by the U.S. House of Representatives' measure to renew transportation funding with TEA-LU, H.R. 3.

    -- In February 2005, the Company announced reductions to the dividend and conversion rates were approved by Series AAA
        Preferred Stock shareholders.

    --  In January 2005, Gerald Sheehan resigned his position as
        President and General Manager of the Company's TwinVision na, Inc. (TVna) business unit in Research Triangle Park, N.C.

    -- In December 2004, the Mobitec AB subsidiary in Herrljunga, Sweden, received an order from Volvo Bus Corporation for more than 190 Mobitec(R) electronic destination sign systems valued at approximately $665 thousand.

    -- In October 2004, Mobitec AB received a breakthrough order from Euromaint AB of Malmo, Sweden, on behalf of Swedish state railways of Stockholm, to retrofit a fleet of X2000 high-speed trains with LED display signs in an order valued at $500 thousand to $1.1 million.

    --  In October 2004, David N. Pilotte joined DRI as Chief
        Financial Officer and Lawrence A. Taylor assumed the new position of Executive Vice President of Corporate Development.

    -- In October 2004, the Company completed a $5.0 million private placement of 1.2 million common shares at $4.14 per share.

    -- In September 2004, the Digital Audio Corporation (DAC) business unit in Research Triangle Park, N.C., held its first "Advanced DAC School" forensic audio training course in North Carolina.

    -- In September 2004, the Board of Directors' Audit Committee engaged PricewaterhouseCoopers LLP as DRI's independent, registered public accounting firm.

    -- In September 2004, the Digital Recorders division in Research Triangle Park, N.C., entered into a $1.1 million contract for its surface transit computer-aided dispatch/automatic vehicle location system with the Jacksonville, Fla., Transportation Authority to augment transit security during Super Bowl XXXIX.

    -- In August 2004, the Board of Directors formed a Technology Committee to monitor the Company's technological developments.

    -- In July 2004, the Board of Directors voted to eliminate the Company's current shareholder rights plan effective July 15, 2004.

    -- In June 2004, DAC received an order for security-related equipment used to combat terrorism during the Games of the XXVIII Olympiad in Athens, Greece.

    -- In May 2004, Nuria I. Fernandez, former Deputy Administrator and Acting Administrator at the Federal Transit
        Administration, U.S. Department of Transportation, in
        Washington, D.C., was elected to a three-year term on the Company's Board of Directors.

    -- In May 2004, shareholders elected four Class Three directors and amended to increase the Digital Recorders, Inc. 2003 Stock Option Plan by 200 thousand shares.

    -- In April 2004, BFSUS Special Opportunities Trust PLC and Renaissance U.S. Growth Investment Trust PLC converted $4.15 million in debentures bearing interest at 8.0 percent per year into 2.1 million common shares. Concurrently, all outstanding shares of Series F Convertible Preferred Stock held by Dolphin Offshore Partners, L.P., converted into 760 thousand common shares.

    -- In April 2004, Mobitec AB signed a two-year agreement to provide electronic destination sign systems to Volvo worldwide.

    -- In April 2004, the Company completed a $5.0 million private placement of 625 thousand common shares at $8 per share.

    -- In March 2004, Donald Tunstall was named Vice President and General Manager of DAC.

    -- In February 2004, TVna received more than $1.7 million in orders for electronic destination sign systems from five existing customers that benefited transit fleets in five states.

    Shareholders' Conference Call

    The Company's senior management will discuss fourth quarter 2004 and fiscal year 2004 financial results, as well as the 2005 outlook, during an investors' conference call on Monday, April 4, 2005, at 11 a.m. (Eastern).
    To participate in the call, dial one of the following telephone numbers at least five minutes prior to the start time: Domestic, 800-370-0740; or International, 973-409-9255. For the convenience of investors, telephone replay will be available through Monday, April 18, 2005, via the following telephone numbers: Domestic, 877-519-4471 (Code No. 5864120); or International, 973-341-3080 (Code No. 5864120).
    To participate via webcast, go to
http://www.viavid.net/detailpage.aspx?sid=000023E1. For the convenience of investors, the webcast will be archived for 90 days.

    Annual Meeting of Shareholders

    The DRI Annual Meeting of Shareholders is slated for Friday, June 3, 2005, in Durham, N.C. Shareholders of record at the close of business on Friday, April 15, 2005, are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof. Final meeting details will be announced later.

    About the Company

    Digital Recorders, Inc. is a market leader in transit, transportation, and law enforcement and security digital communications and audio enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transit communications products -- TwinVision(R) and Mobitec(R) route destination signage systems, Talking Bus(R) voice announcement systems, Internet-based passenger information systems, and computer aided dispatch/ automatic vehicle locating and monitoring systems -- enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies around the globe detect, capture, arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning our future revenue projections, the results of future federal legislation, including the reauthorization of the Transportation Equity Act: A Legacy for Users, future product and service offerings, potential acquisitions or strategic alliances, as well as any statement, express or implied, concerning future events or expectations is a forward looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties that the assumptions behind future revenue projections may not prove accurate over time, risks that federal legislation related to the transportation/security industry may not be enacted in the near future, if at all, or if enacted that such legislation would not prove to be beneficial to the Company, risks that future product and service offerings may not be accepted by our customers, risks that the Company might not identify or be able to consummate future acquisitions or strategic alliances or that if consummated that such transactions would prove to be beneficial to the Company, as well as other risks and uncertainties set forth in our Annual Report on 10-K filed March 31, 2005, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.




               DIGITAL RECORDERS, INC. AND SUBSIDIARIES
                    CONSOLIDATED  BALANCE  SHEETS

                    (In thousands, except shares)


                                                        December 31,
ASSETS                                                 2004     2003
-------                                              -------- --------

Current Assets
 Cash and cash equivalents                              $841     $970
 Trade accounts receivable, net                       10,208    6,975
 Other receivables                                       259      379
 Inventories                                           9,187    9,798
 Prepaids and other current assets                       381      555
                                                     -------- --------
   Total current assets                               20,876   18,677
                                                     -------- --------

Property and equipment, net                            3,562    2,435
Goodwill, net                                         11,636   10,666
Intangible assets, net                                 1,490    1,527
Deferred tax assets                                      148      841
Other assets                                             329      406
                                                     -------- --------
   Total assets                                      $38,041  $34,552
                                                     ======== ========

LIABILITIES  AND  SHAREHOLDERS'  EQUITY
---------------------------------------

Current Liabilities
 Lines of credit                                      $3,717   $5,983
 Current maturities of long-term debt                  2,394    1,249
 Accounts payable                                      4,525    6,457
 Accrued expenses                                      2,241    2,334
 Preferred stock dividends payable                        52      118
                                                     -------- --------
   Total current liabilities                          12,929   16,141
                                                     -------- --------

Long-term debt and capital leases, less current
 maturities                                              653    6,647
                                                     -------- --------

Deferred tax liabilities                                 377      194
                                                     -------- --------

Minority interest in consolidated subsidiary             441      338
                                                     -------- --------

Commitments and contingencies                             --       --

Shareholders' Equity
 Series AAA Redeemable, Nonvoting Preferred Stock,
  $.10 par value, liquidation preference of $5,000
  per share; 20,000 shares authorized; 246 and 354
  shares issued and outstanding at December 31, 2004,
  and December 31, 2003, respectively; redeemable at
  the discretion of the Company                        1,230    1,770
 Series E Redeemable, Nonvoting, Convertible
  Preferred Stock, $.10 par value, liquidation
  preference of $5,000 per share; 500 shares
  authorized; 207 and 363 shares issued and
  outstanding at December 31, 2004, and December 31,
  2003, respectively, redeemable at the discretion of
  the Company                                            615    1,440
 Series F Convertible Preferred Stock, $.10 par
  value, liquidation preference of $5,000 per share;
  300 shares authorized; zero and 300 shares issued
  and outstanding at December 31, 2004, and December
  31, 2003, respectively; redeemable at the
  discretion of the Company                               --    1,500
 Common stock, $.10 par value, 25,000,000 shares
  authorized; 9,599,036 and 3,944,475 shares issued
  and outstanding at December 31, 2004, and December
  31, 2003, respectively                                 960      394
 Additional paid-in capital                           29,815   13,260
 Accumulated other comprehensive income - foreign
  currency translation                                 3,617    2,272
 Accumulated deficit                                 (12,596)  (9,404)
                                                     -------- --------
   Total shareholders' equity                         23,641   11,232
                                                     -------- --------
   Total liabilities and shareholders' equity        $38,041  $34,552
                                                     ======== ========



               DIGITAL RECORDERS, INC. AND SUBSIDIARIES
                CONSOLIDATED  STATEMENTS OF OPERATIONS

          (In thousands, except share and per share amounts)


                                          Year Ended December 31,
                                         2004       2003       2002
                                      ---------- ---------- ----------

Net sales                               $47,773    $44,026    $45,138
Cost of sales                            29,827     27,150     28,929
                                      ---------- ---------- ----------
 Gross profit                            17,946     16,876     16,209
                                      ---------- ---------- ----------

Operating expenses
 Selling, general and administrative     17,472     15,239     12,992
 Research and development                 1,916      2,057      2,493
                                      ---------- ---------- ----------
       Total operating expenses          19,388     17,296     15,485
                                      ---------- ---------- ----------

 Operating income (loss)                 (1,442)      (420)       724
                                      ---------- ---------- ----------

Other income (expense)                      178        105         61
Foreign currency gain                        55        322        309
Interest expense                           (908)    (1,107)    (1,183)
                                      ---------- ---------- ----------
       Total other income and interest
        expense                            (675)      (680)      (813)
                                      ---------- ---------- ----------

 Loss before income tax benefit
  (expense)                              (2,117)    (1,100)       (89)

Income tax expense                         (973)      (110)       (42)
                                      ---------- ---------- ----------

 Loss before minority interest in
  income of consolidated subsidiary      (3,090)    (1,210)      (131)

Minority interest in income of
 consolidated subsidiary                   (102)       (93)       (59)
                                      ---------- ---------- ----------

 Net loss                                (3,192)    (1,303)      (190)

Returns to preferred shareholders
 Beneficial conversion charge                --       (703)        --
 Preferred stock dividends                 (284)      (227)      (177)
                                      ---------- ---------- ----------

 Net loss applicable to common
  shareholders                          $(3,476)   $(2,233)     $(367)
                                      ========== ========== ==========


Net loss per share
       Basic and diluted                 $(0.49)    $(0.58)    $(0.10)
                                      ========== ========== ==========

Weighted average number of common
 share and common share equivalents
 outstanding
       Basic and diluted              7,149,544  3,873,133  3,746,119
                                      ========== ========== ==========


    CONTACT: Digital Recorders, Inc., Dallas
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             E-Mail: veronicam@digrec.com
             or
             Investor Relations Contact:
             Citigate Sard Verbinnen, New York
             Robin Weinberg, 212-687-8080
             Fax: 212-687-8344
             E-Mail: rweinberg@sardverb.com